Exhibit 10.3

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into by and between Arthur Higgins (“Executive”) and Assertio Therapeutics, Inc., a Delaware corporation (“Assertio”) and is dated as of March 16, 2020. The Executive and the Company shall collectively be referred to herein as the “Parties.”

RECITALS

WHEREAS, the Executive has previously entered into: (i) that certain Offer Letter Agreement, dated March 28, 2017, with Assertio (the “Offer Letter”) and (ii) that certain Amended and Restated Management Continuity Agreement with Assertio, as amended by that certain First Amendment to the Amended and Restated Management Continuity Agreement (the “Management Continuity Agreement”);

WHEREAS, Assertio has entered into that certain Agreement and Plan of Merger, dated March [16], 2020, by and among Alligator Holdings, Inc., (the “Company”), Assertio, Zebra Merger Sub, Inc., a Delaware corporation, and Zyla Life Sciences, a Delaware corporation (“Zyla”) (such agreement, the “Merger Agreement”), which contemplates the acquisition of Zyla by the Company pursuant to the terms and conditions set forth in the Merger Agreement (the “Transaction”);

WHEREAS, Section 1.1(e) of the Merger Agreement provides that, at the Effective Time (as defined in the Merger Agreement), the Executive, who currently serves as the President and Chief Executive Officer of Assertio, shall serve as the Non-Executive Chairman of the Board of Directors of the Company, whereupon he shall cease serving as the President and Chief Executive Officer of Assertio; and

WHEREAS, the Parties desire to enter into a transition agreement on the terms and conditions set forth herein to memorialize all of the rights, duties and obligations of the Parties with respect to the engagement of the Executive by the Company as the Non-Executive Chairman of the Board of Directors of the Company.

NOW, THEREFORE, in consideration of the mutual covenants undertaken in this Agreement, Executive and the Company hereby acknowledge and agree as follows:

AGREEMENT

1)	Transaction Bonus; Transition and Service Term.

a)                   On the Closing Date (as defined in the Merger Agreement), the Executive shall be paid by the Company a cash amount equal to $400,000, subject to the Separation Contingencies (defined below). “Separation Contingencies” refers to the occurrence of the following events or circumstances: (i) Executive’s continued service as President and Chief Executive Officer of Assertio through the Closing Date, and (ii) the Executive’s execution and non-revocation of the release attached hereto as Appendix A, which shall have become effective and irrevocable on the eighth (8th) day following the date the Executive executes such release.

b)                  As of the Closing Date, the Executive shall cease to serve as a full-time employee and the President and Chief Executive Officer of Assertio and shall commence his engagement as the Non-Executive Chairman of the Board of Directors of the Company. The Executive shall serve as the Non-Executive Chairman of the Board of Directors of the Company until the 2022 Annual Meeting of the Stockholders of the Company, unless the Executive’s engagement with the Company is terminated prior to the date of such meeting (such period of service, the “Service Term”).

c)                   In the event that the Merger Agreement is terminated prior to the Effective Time, the terms set forth herein shall be void ab initio and of no force and effect.

2)            Director Compensation. During the Service Term, the Executive shall be eligible to receive the following compensation, subject to the Executive’s continued engagement as Chairman of the Board of the Company:

a)                   An annual cash retainer of $95,000, paid in quarterly installments in arrears;

b)                  A restricted stock unit award granted in accordance with the equity-based compensation plan (as amended from time to time) sponsored by the Company, as assumed by the Company (the “Parent Plan”) on the date of each Annual Meeting of Stockholders of Assertio or the Company (as applicable) held in calendar years 2020 and 2021. The grant-date value of each RSU award shall be $190,000 based on the “fair market value” (as such term is defined in the Parent Plan) of the common stock of Assertio or the Company (as applicable) on the date of grant. Each such RSU shall vest on the first anniversary of the date on which such award is made to the Executive. Such RSU shall be governed by the terms and conditions of the Parent Plan and applicable award agreements. Such RSU award(s) shall be referred to herein as the “Director Equity Awards.”

3)             Additional Payments. In addition to the payments set forth in Section 2) of this Agreement, the Executive shall also be eligible to earn the following payments:

a)                   A lump-sum cash payment equal to $1,200,000, which shall be paid no later than March 15, 2021, contingent upon Executive executing and not revoking a supplemental release attached hereto as Appendix A, which release is effective and irrevocable on the date of payment.

b)                  A bonus payment in an amount up to $400,000 for the period commencing as of the date of this Agreement and ending on the Closing Date, subject to the achievement of corporate and personal goals determined by the Compensation Committee of the Board of Directors of Assertio in consultation with the Executive. Such payment shall be made to the Executive on the same date that bonuses are otherwise paid to executive officers of the Company; provided, that such bonus shall be paid to the Executive no later than March 15, 2021.

4)	Treatment of Equity Compensation.

a)                   The Parties acknowledge and agree that the Executive holds outstanding equity awards under the Second Amended and Restated 2004 Equity Incentive Plan of Assertio Therapeutics, Inc. (as amended from time to time) (the “2004 Plan”) and the Assertio Therapeutics, Inc. Amended and Restated 2014 Omnibus Incentive Plan (as amended from time to time) (the “2014 Plan” and together with the 2004 Plan, the “Existing Plans”). Awards under the Existing Plans issued through the Closing Date shall be referred to herein as the “Existing Awards” and, together with the Director Equity Awards, the “Executive Awards.”

b)                  The Executive Awards shall be treated as follows:

i)                    The Executive Awards shall continue to vest through the 2022 Annual Meeting of the Stockholders of the Company, subject to (A) the Executive’s continued service as the Non-Executive Chairman of the Board of Directors of the Company through the date of such meeting and (B) the vesting schedule set forth in the applicable award agreements;

ii)                  Subject to the Executive’s continued service as the Non-Executive Chairman of the Board of Directors of the Company through the 2022 Annual Meeting of the Stockholders of the Company, the Executive shall be credited with an additional twelve (12) months of service for purposes of determining the vesting of his Existing Awards, which shall result in (A) the immediate vesting as of the date of the 2022 Annual Meeting of the Stockholders of the Company of those otherwise unvested Existing Awards that would have become vested if the Executive had completed an additional twelve (12) months of service following such date and the risk of forfeiture of the Executive’s applicable number of Existing Awards shall lapse on such date and (B) the vesting on the twelve (12) month anniversary of the 2022 Annual Meeting of the Stockholders of the Company with of the Executive Awards subject to performance conditions with such vesting based on the achievement of applicable performance conditions. Each such equity award shall be exercisable in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted, including, in the case of stock options, the plan or award agreement provisions regarding any post-termination period of exercisability.

iii)               In the event the Executive is not reelected to serve as a member of the Board of Directors of the Company at the 2021 Annual Meeting of the Stockholders of the Company, the Executive shall be credited with an additional twelve (12) months of service for purposes of determining the vesting of his Exisiting Awards, which shall result in (A) the immediate vesting as of the date of the 2021 Annual Meeting of the Stockholders of the Company of those otherwise unvested Exisiting Awards that would have become vested if the Executive had completed an additional twelve (12) months of service following such date and the risk of forfeiture of the Executive’s applicable number of Exisiting Awards shall lapse on such date and (B) the vesting on the twelve (12) month anniversary of the 2021 Annual Meeting of the Stockholders of the Company of the Exisiting Awards subject to performance conditions with such vesting based on the achievement of applicable performance conditions. Each such equity award shall be exercisable in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted, including, in the case of stock options, the plan or award agreement provisions regarding any post-termination period of exercisability.

iv)                 Notwithstanding the foregoing, in the event that:

(1)                The Board of Directors of the Company terminates the Executive’s engagement without “Cause” (as such term is defined in Appendix B), then the Executive Awards shall continue to vest through the 2023 Annual Meeting of the Stockholders of the Company subject to the vesting schedule set forth in the applicable award agreements; and

(2)               The Executive’s engagement as Non-Executive Chairman is terminated for Cause or he resigns voluntarily, then the unvested Executive Awards shall be forfeited in exchange for no consideration.

5)             COBRA. Commencing on the Closing Date, and subject to the Separation Contingencies, the Company shall provide the Executive with the full cost of the health insurance benefits provided to the Executive and his spouse and dependents, as applicable, immediately prior to the Closing Date pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the eighteen (18) month period following the Closing Date or the date upon which the Executive is no longer eligible for such COBRA or other benefits under applicable law.

6)             Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

To Company:	Assertio Therapeutics, Inc. 100 South Saunders Road, Suite 300 Lake Forest, Illinois 60045 Attention: Chief Financial Officer Email: dpeisert@assertiotx.com
To Executive:	Arthur Higgins Email: ahiggins@assertiotx.com

7)	Miscellaneous.

a)                  Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

b)                  Waiver. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

c)                   Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof, except as otherwise set forth herein (including the Offer Letter but excluding the Management Continuity Agreement).

d)                  Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

e)                  Assignment; Successors. The Company may not assign this Agreement to anyone, at any time, without the Executive’s prior written consent, except that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to any successor to the business or assets of the Company (whether by reorganization, consolidation merger, sale or other transaction). This Agreement shall inure to the benefit of and be binding upon the Company’s predecessors, successors, subsidiaries, permitted assignees, parents, branches, divisions or other affiliates, and upon Executive’s heirs, executors and administrators.

f)                   Severability. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable. In addition, should any court of competent jurisdiction determine that any provision of this Agreement is unenforceable, the parties agree that the court should modify the provision to the minimum extent necessary to render said provision enforceable?

g)                  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first written above.

ASSERTIO THERAPEUTICS, INC.		ARTHUR HIGGINS

By:	/s/ James L. Tyree	/s/ Arthur Higgins
Name: James L. Tyree		Arthur Higgins
Title: Chairman Compensation Committee

Appendix A

Release

Assertio Therapeutics, Inc. has offered to pay me the benefits (the “Benefits”) described in that certain Transition Agreement dated as of March [_], 2020 (the “Transition Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my, on behalf of myself and my dependents, successors, heirs, assigns, agents, and executors, claims against and release Assertio Holdings, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company, (4) any rights I have to the Benefits, (5) rights to vested benefits under the Company’s benefit plans and (6) any rights which cannot be waived or released as a matter of law.

I understand that signing this Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Release and has given me at least twenty-one (21) calendar days from the day I received a copy of this Release to sign it.

In exchange for the payment to me of Benefits, I (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans or any other severance agreement with the Company, except to the extent that my rights are vested under the terms of an employee benefit plan sponsored by the Company or an Affiliate and except with respect to such rights or claims as may arise after the date this Supplemental Release is executed. This Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes (except to the extent prohibited by law); and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed herein has been made to me in executing this Release, and that I am relying on my own judgment in executing this Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

Notwithstanding the foregoing, nothing contained in this Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Transition Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law). Nothing contained in this Release is intended to waive any rights I may have related to unemployment compensation and workers’ compensation and indemnification claims under applicable law.

I acknowledge that I may discover facts different from or in addition to those which I now know or believe to be true and that this Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

Should any of the provisions set forth in this Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release. I acknowledge that this Release sets forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group on the same subject matter. I understand that for a period of seven (7) calendar days following the date that I sign this Release, I may revoke this Release, provided that my written statement of revocation is received on or before that seventh day by the Vice President, Human Resources, Assertio Therapeutics, Inc., 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045, in which case the Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the Benefits. I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Release will result in this Release being permanent and irrevocable.

I acknowledge that I have read this Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Release.

Employee’s Name	Company Representative’s Signature

Employee’s Signature	Company’s Representative’s Name and Title

Employee’s Signature Date	Company’s Execution Date

Appendix B

Cause and Cause Cure Process

The Executive’s employment with the Company or the Executive’s provision of services after the Closing Date may be terminated for “Cause”. For purposes of this Agreement, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of Executive’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the performance of services for the Company, (iii) a material and willful violation of any federal or state law resulting or likely to result in substantial and material damage to the Company or its subsidiaries; (iv) commission of any act of fraud with respect to the Company resulting or likely to result in substantial and material damage to the Company or its subsidiaries, or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case subject to the Company’s compliance with the “Cause Cure Process” as specified immediately below.

“Cause Cure Process” shall mean that (i) Company reasonably determines that the Executive has engaged in behavior constituting “Cause”; (ii) Company notifies the Executive in writing of the first occurrence of the behavior constituting “Cause” within ninety (90) days of the first occurrence of such condition; (iii) the Executive shall have thirty (30) days following such notice (the “Cause Cure Period”), to substantially remedy the condition, if curable; (iv) notwithstanding such efforts, the condition constituting “Cause” continues to exist; and (v) Company terminates the Executive’s service prior to the Separation Date due to “Cause” within ninety (90) days after the end of the Cause Cure Period. For avoidance of doubt, if the behavior constituting “Cause” is not substantially curable, then the Cause Cure Period shall end on the date the Executive receives the Company’s written notice set forth in clause (ii) above.  If the Executive substantially cures the condition constituting “Cause” during the Cause Cure Period, such behavior constituting “Cause” shall be deemed not to have occurred.